Filed pursuant to Rule 424(b)(3)
Registration No. 333-261399
PROSPECTUS SUPPLEMENT NO. 11
(to Prospectus dated March 16, 2022)

Rockley Photonics Holdings Limited
Up to 7,785,560 Ordinary Shares

This prospectus supplement supplements the prospectus dated March 16, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-261399). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 20, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time of up to 7,785,560 ordinary shares, nominal value $0.000004026575398 per share, of Rockley Photonics Holdings Limited, a Cayman Islands exempted company, by Lincoln Park Capital Fund, LLC, or Lincoln Park or the selling shareholder.
The ordinary shares being offered by the selling shareholder may be issued pursuant to the purchase agreement dated November 15, 2021 that we entered into with Lincoln Park. See “The Lincoln Park Transaction” in the Prospectus for a description of that agreement and “Selling Shareholder” in the Prospectus for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.
We are not selling any securities under the Prospectus or this prospectus supplement and will not receive any of the proceeds from the sale of shares by the selling shareholder.
The selling shareholder may sell the ordinary shares described in the Prospectus and this prospectus supplement in a number of different ways and at varying prices. See “Plan of Distribution” in the Prospectus for more information about how the selling shareholder may sell the ordinary shares being registered pursuant to the Prospectus or this prospectus supplement. The selling shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).
Our Ordinary Shares are listed on the New York Stock Exchange under the symbol “RKLY.” On October 19, 2022, the closing price of our Ordinary Shares was $0.69 per share. We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under the federal securities laws and, as such, have elected to comply with certain reduced public company disclosure and reporting requirements.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 7 of the Prospectus and in the documents incorporated by reference in the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 20, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K
____________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 20, 2022
____________________________

Rockley Photonics Holdings Limited
(Exact name of registrant as specified in its charter)
 ____________________________

Cayman Islands	001-40735	98-1644526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3rd Floor 1 Ashley Road Altrincham, Cheshire United Kingdom (Address of principal executive offices)		WA14 2DT (Zip Code)

+44 (0) 1865 292017
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
 ____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

4866-5269-6378.v2

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Ordinary shares, $0.000004026575398 par value per share	RKLY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one ordinary share at an exercise price of $11.50 per share	RKLY.WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On October 20, 2022, Rockley Photonics Holdings Limited (the "Company") announced that Richard A. Meier was appointed the Company’s President and Chief Financial Officer effective immediately. In connection with his appointment, Mr. Meier was also designated the Company’s principal financial officer and principal accounting officer.

Mr. Meier, 63, will join the Company from Intersect ENT, Inc., a medical technology company, where he served as Executive Vice President and Chief Financial Officer from November 2019 until its recent acquisition by Medtronic plc. Previously, from 2013 to 2018, Mr. Meier served as President – International & Executive Vice President & Chief Financial Officer at Owens & Minor, Inc., a global healthcare services company. Prior to joining Owens & Minor, Mr., Meier served as Executive Vice President and Chief Financial Officer at Teleflex, Inc., a global medical device company, from 2010 to 2012. From 2007 to 2009, Mr. Meier served as President and Chief Operating Officer of Advanced Medical Optics, Inc., a global ophthalmic medical device company acquired by Abbott Laboratories, and from 2002 to 2007, Mr. Meier served as Vice President and Chief Financial Officer at Advanced Medical Optics, Inc. Mr. Meier also worked for ICN Pharmaceuticals Inc., now Bausch Health, a global pharmaceutical company, from 1998 to 2002, where he served as Executive Vice President and Chief Financial Officer, and as Treasurer. Mr. Meier has also served on the Board of Directors at BioMarin Pharmaceutical Inc. since 2006 and as the Lead Independent Director since 2015. Mr. Meier is also a member of the Supervisory Board of Syntellix AG, a private medical technology company, and he was a Director of Staar Surgical Inc., an ophthalmic medical device company, from 2009 through June 2016, where he also served on the Governance, Compensation and Audit Committees. Mr. Meier holds a B.A. in economics from Princeton University.

There are no family relationships between Mr. Meier and any director or executive officer of the Company nor are there any transactions between Mr. Meier or any member of his family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission.

4866-5269-6378.v2

Mr. Meier has entered into a contract of employment with the Company, pursuant to which he will receive a base salary of $500,000 with a target bonus opportunity equal to 80% of his annual base salary, including a $400,000 bonus opportunity for 2022. Mr. Meier will also receive an initial equity grant of restricted stock units with respect to 1,891,521 ordinary shares and stock options to purchase 1,891,521 ordinary shares at a price equal to the fair market value of such shares on the grant date, with both initial equity grants vesting over four years, with 25% of each award vesting on the first anniversary of that award’s date of grant and the remaining portion vesting in quarterly instalments over the remaining three years, subject to Mr. Meier’s continued service. In addition, in the event Mr. Meier’s employment is terminated by the Company without cause or by Mr. Meier for good reason, subject to his execution of a release, Mr. Meier will be eligible to receive (i) a lump sum equal to his annual salary and target bonus, plus any earned but unpaid annual bonus for the prior completed calendar year, and (ii) 12 months of Company paid COBRA premiums. If such a termination occurs on or within 12 months following a change in control of the Company, subject to Mr. Meier’s executing a release, Mr. Meier’s initial equity grants will vest in full. In connection with his appointment as President and Chief Financial Officer, the Company expects to enter into its form of indemnification agreement with Mr. Meier.

In connection with the appointment of Mr. Meier as President and Chief Financial Officer, Chad Becker will step down from his role as Interim Chief Financial Officer and will return to his role as Vice President of Financial Planning and Analysis.

Item 7.01. Regulation FD Disclosure.

On October 20, 2022, the Company issued a press release entitled “Rockley Photonics Appoints Healthcare Industry Veteran Richard “Randy” A. Meier Chief Financial Officer” a copy of which is furnished as Exhibit 99.1 hereto.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1 99.1 104
Employment Agreement between Rockley Photonics and Richard A. Meier dated October 20, 2022
Press release dated October 20, 2022
Cover Page Interactive Date File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

4866-5269-6378.v2

Rockley Photonics Holdings Limited

Date:	October 20, 2022	By:	/s/ Tom Adams
		Name:	Tom Adams
		Title:	General Counsel

4866-5269-6378.v2